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                                                                      EXHIBIT 12

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)
                                   (UNAUDITED)


                                                                           Year Ended December 31,
                                                ---------------------------------------------------------------------------
                                                    1998            1997           1996            1995            1994
                                                ------------    ------------   ------------    ------------    ------------
Earnings:
  Income (loss) before income taxes
    and cumulative effect of changes
    in accounting principles                    $   (541,335)   $     60,477   $     82,652    $    177,666    $    115,755

  Adjustments:
    Net interest expense (1)                          78,823          77,067         58,619          47,099          18,588
    Amortization of capitalized
      interest                                         4,434           3,221          2,359           2,594           2,299
    Portion of rental expense
      representative of interest                       3,373           2,714          3,428           2,834           1,581
    Minority interest of majority-
      owned subsidiaries that have
      fixed charges                                   70,286          71,438          6,584           9,864           8,298
    Undistributed income of
      less-than-50%-owned entities                       --             --          (18,359)         (7,027)        (15,549)
                                                ------------    ------------   ------------    ------------    ------------
                                                $   (384,419)   $    214,917   $    135,283    $    233,030    $    130,972
                                                ============    ============   ============    ============    ============

Fixed Charges
  Net interest expense (1)                      $     78,823    $     77,067   $     58,619    $     47,099    $     18,588
  Capitalized interest                                13,720          15,604         16,571          14,043          19,982
  Portion of rental expense
    representative of interest                         3,373           2,714          3,428           2,834           1,581
                                                ------------    ------------   ------------    ------------    ------------
                                                $     95,916    $     95,385   $     78,618    $     63,976    $     40,151
                                                ============    ============   ============    ============    ============

Ratio of Earnings to Fixed Charges                      (4.0)            2.3            1.7             3.6             3.3
                                                ============    ============   ============    ============    ============



(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.